                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       FIDELITY NATIONAL FINANCIAL, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       FIDELITY NATIONAL FINANCIAL, INC.
                            17911 VON KARMAN AVENUE
                            IRVINE, CALIFORNIA 92714


                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1996

                            ------------------------

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Fidelity National Financial, Inc., a Delaware corporation, will be held on Monday, June 17, 1996, at 10:00 a.m., local time, at The Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660 for the following purposes:

          (1) to elect three directors to serve for the next three years or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

          (2) to ratify an amendment to the 1991 Stock Option Plan; and

          (3) to transact such other business as may properly come before the Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on May 3, 1996, are entitled to notice of and to vote at the Meeting.

     All stockholders are cordially invited to attend the Meeting in person.


                                          Sincerely,



                                          WILLIAM P. FOLEY, II
                                          Chairman of the Board

Irvine, California
May 13, 1996

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. ANY STOCKHOLDER GIVING A PROXY MAY REVOKE IT PRIOR TO THE TIME IT IS VOTED BY FILING WITH THE SECRETARY, M'LISS JONES KANE, A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY VOTING IN PERSON AT THE MEETING. NO POSTAGE NEED BE AFFIXED TO THE PROXY IF IT IS MAILED IN THE UNITED STATES.

                       FIDELITY NATIONAL FINANCIAL, INC.
                            17911 VON KARMAN AVENUE
                            IRVINE, CALIFORNIA 92714


                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Fidelity National Financial, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held Monday, June 17, 1996, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at The Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660.

     It is anticipated that such proxy, together with this Proxy Statement, will be first mailed on or about May 10, 1996, to all stockholders entitled to vote at the Meeting.

     The Company's corporate offices are located at 17911 Von Karman Avenue, Irvine, California 92714 and its telephone number at that address is (714) 622-5000.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company's Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

VOTING AND SOLICITATION

     Each share has one vote on each matter properly submitted for a vote at the Meeting. The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

     Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Meeting. The election inspectors will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum on all matters.

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     Abstentions and "broker non-votes" will not affect the outcome of the director elections. As to other votes, an abstention will have the same effect as a negative vote and a "broker non-vote" will have no effect on the vote.

RECORD DATE AND STOCK OWNERSHIP

     Stockholders of record at the close of business on May 3, 1996, are entitled to notice of and to vote at the Meeting. As of May 3, 1996, 12,458,871 shares of the Company's Common Stock (the "Common Stock"), $.0001 par value, were issued and outstanding, and 4,992,853 shares were held by the Company in treasury.

On that date, there were 970 stockholders of record. All information in this Proxy Statement has been adjusted for stock splits and dividends.

     As of March 31, 1996, the following table sets forth the beneficial ownership of the Common Stock of the Company by each director who owns shares, by the director nominees, all executive officers named in the Summary Compensation Table, all directors and executive officers as a group and by all persons known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock. The information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given.

                                                                  SHARES OF COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                          ---------------------------------------
                      NAME AND ADDRESS                    NUMBER OF SHARES       PERCENT OF TOTAL
    ----------------------------------------------------  ----------------       ----------------
    William P. Foley, II................................      3,364,916(1)(2)          23.5%
    17911 Von Karman Ave., #500
    Irvine, CA 92714
    Weiss, Peck & Grier, L.L.C..........................        662,600                 4.6%
    One New York Plaza
    New York, NY 1004-1950
    Frank P. Willey.....................................        587,754(2)              4.1%
    17911 Von Karman Ave., #500
    Irvine, CA 92714
    William A. Imparato.................................         10,062(2)                *
    1515 East Missouri Ave., Bld. A
    Phoenix, AZ 85014
    Donald M. Koll......................................          1,832(2)                *
    4343 Von Karman Ave.
    Newport Beach, CA 92660
    Daniel D. (Ron) Lane................................         68,750(2)                *
    14 Corporate Plaza
    Newport Beach, CA 92660
    Stephen C. Mahood...................................         24,549(2)                *
    500 Crescent Ct., #270
    Dallas, TX 75201
    J. Thomas Talbot....................................         17,050(2)                *
    500 Newport Center Dr., #900
    Newport Beach, CA 92660
    Cary H. Thompson....................................         10,725(2)                *
    3731 Wilshire Blvd., 10th Flr.
    Los Angeles, CA 90010
    Patrick F. Stone....................................         65,570(2)                *
    17911 Von Karman Ave., #500
    Irvine, CA 92714
    Carl A. Strunk......................................        119,276(2)                *
    17911 Von Karman Ave., #500
    Irvine, CA 92714
    Raymond R. Quirk....................................        112,269(2)                *
    17911 Von Karman Ave., #500
    Irvine, CA 92714
    All directors and officers as a group
      (14 persons)......................................      4,448,083                31.1%

- ---------------
 *  Represents less than 1%.

(1) Included in this amount are 1,517,320 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders; Mr. Foley is a "controlling person" of the Company.

(2) Includes currently exercisable stock options for Mr. Foley of 210,599 shares under the 1991 Stock Option Plan and 495,000 shares under the 1987 Stock Option Plan; currently exercisable stock options for Mr. Willey of 64,171 shares under the 1991 Stock Option Plan and 90,750 shares under the 1987 Stock Option Plan; includes currently exercisable stock options for Mr. Imparato of 8,250 shares under the 1993 Stock Option Plan; includes currently exercisable stock options for Mr. Koll of 1,832 shares under the 1993 Stock Option Plan; currently exercisable stock options for Mr. Lane of 8,250 shares under the 1993 Stock Option Plan; currently exercisable stock options for Mr. Mahood of 6,380 shares under the 1993 Stock Option Plan; currently exercisable stock options for Mr. Talbot for 8,250 shares under the 1993 Stock Option Plan, currently exercisable stock options for Mr. Thompson for 8,250 shares under the 1993 Stock Option Plan; currently exercisable stock options for Mr. Strunk of 23,650 shares under the 1991 Stock Option Plan and 63,250 shares under the 1987 Stock Option Plan; currently exercisable stock options for Mr. Stone of 57,949 shares under the 1991 Stock Option Plan and currently exercisable stock options for Mr. Quirk of 16,500 shares under the 1993 Stock Option Plan and 20,833 shares under the 1991 Stock Option Plan.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1997 Annual Meeting must be received by the Company no later than January 7, 1997, in order that they may be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

                             ELECTION OF DIRECTORS

NOMINEES

     Under the Bylaws, the Company may have up to nine directors. The Board of Directors currently consists of eight members. Terms of the members of the Board of Directors are for three-year periods and expire as follows:

                                                      EXPIRATION
                                                      ----------
        William P. Foley, II.........................    1996
        Frank P. Willey..............................    1996
        Daniel D. (Ron) Lane.........................    1996
        J. Thomas Talbot.............................    1997
        Stephen C. Mahood............................    1997
        William A. Imparato..........................    1998
        Cary H. Thompson.............................    1998
        Donald M. Koll...............................    1998

     Three directors, Messrs. Foley, Willey and Lane, are proposed to be elected at the Meeting for three-year terms expiring in 1999 or until their successors have been elected and qualified or until their earlier death, resignation or removal. All three nominees are up for reelection. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Foley, Willey and Lane, the Company's nominees. In the event that a nominee of the Company is unable or declines to serve as a director at the time of the Meeting, proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected any nominee will be unable or will decline to serve as a director.

     Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of the stockholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid and addressed to: Secretary, Fidelity National Financial, Inc., 17911 Von Karman Avenue, Irvine, California 92714, not later than: (i) with respect to any election to be held at an Annual Meeting of Stockholders, 90 days in advance of such Meeting, and (ii) with respect to any election to be held at a Special Meeting of Stockholders for the election of directors, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated or intended to be nominated by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company, if elected. The Chairman of a stockholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The names of the director nominees, all directors, and all executive officers, and certain information about them, are set forth below:

                                                                                    DIRECTOR
                  NAME                 AGE           PRINCIPAL OCCUPATION            SINCE
    ---------------------------------  ---     ---------------------------------    --------
    William P. Foley, II.............  51      Chairman of the Board and Chief        1984
                                               Executive Officer
    Frank P. Willey..................  42      Director and President                 1986
    William A. Imparato..............  49      Director                               1986
    Donald M. Koll...................  63      Director                               1995
    Daniel D. (Ron) Lane.............  61      Director                               1989
    Stephen C. Mahood................  54      Director                               1994
    J. Thomas Talbot.................  60      Director                               1990
    Cary H. Thompson.................  39      Director                               1992
    Carl A. Strunk...................  58      Executive Vice President, Chief         N/A
                                               Financial Officer and Treasurer
    Andrew F. Puzder.................  45      Executive Vice President and            N/A
                                               General Counsel
    Patrick F. Stone.................  48      Executive Vice President                N/A
    M'Liss Jones Kane................  43      Senior Vice President, Corporate        N/A
                                               Counsel and Corporate Secretary
    Gary R. Nelson...................  48      Vice President                          N/A

WILLIAM P. FOLEY, II

     Mr. Foley is the Chairman of the Board, and Chief Executive Officer of the Company and has been since its formation in 1984. Mr. Foley was President of the Company from its formation in 1984 until December 31, 1994. He is Chairman of the Board and Chief Executive Officer of Fidelity National Title Insurance Company ("Fidelity Title") and has been since April 1981. Mr. Foley is also currently serving as Chairman of the Board and Chief Executive Officer of CKE Restaurants, Inc. and is a director of Micro General Corporation.

FRANK P. WILLEY

     Mr. Willey is President and a director of the Company. He served as an Executive Vice President and General Counsel of the Company from its formation until December 31, 1994, and has served as the Executive Vice President and General Counsel of Fidelity Title since 1984. He has served in various capacities with subsidiaries and affiliates of the Company since joining it in 1984. Mr. Willey is also a director of CKE Restaurants, Inc. and Southern Pacific Funding Corporation.

WILLIAM A. IMPARATO

     Mr. Imparato has been a director of the Company since December 1986. From June 1990 to December 1993, Mr. Imparato was President of the Company's wholly-owned real estate subsidiary Manchester Development Corporation ("Manchester"). Since July 1980, he has been a partner in Park West Development Company, a real estate development firm headquartered in Phoenix, Arizona.

DONALD M. KOLL

     Mr. Koll is Chairman of the Board and Chief Executive Officer of The Koll Company and has been since its formation on March 26, 1962. Mr. Koll is also a director of Koll Real Estate Group, Inc.

DANIEL D. (RON) LANE

     Mr. Lane has been a director of the Company since September 1989. Since February 1983, he has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that consists of several community development and home-building partnerships, all of which are headquartered in Newport

Beach, California. Mr. Lane has also served as a director of Hawaiian Airlines, Inc. since January 1990, as a director of Resort Income Investors, Inc. since September 1990, and as Chairman of the Board and Chief Executive Officer of Pro Shot Golf, Inc. since August 1994. He is Vice Chairman of the Board of Directors of CKE Restaurants, Inc.

STEPHEN C. MAHOOD

     Mr. Mahood is a lawyer and a private investor. He was associated with SEDCO, Inc., a large offshore oil well drilling contractor, from 1966 until it was acquired by Schlumberger, Ltd. in 1985, at which time he was President of SEDCO Energy Corporation, an Executive Vice President and director of SEDCO, Inc. and a director of the International Association of Drilling Contractors. Mr. Mahood served as a Trustee of the Teachers' Retirement System of Texas from 1987-1993. Mr. Mahood currently serves as a director of Maxor National Pharmacy Services Corporation.

J. THOMAS TALBOT

     Mr. Talbot has been a director of the Company since December 1990. He was formerly Chairman of the Board and Chief Executive Officer of HAL, Inc. and its subsidiaries Hawaiian Airlines and West Maui Airport, and served in various executive capacities with those companies until June 1991. Between August 1992 and March 1994, Mr. Talbot was Chairman and Chief Executive Officer of Alliance Bancorp, which was being liquidated. Mr. Talbot has been a general partner of Shaw & Talbot, a real estate investment and development company, since 1975. He was Chairman of Jet America Airlines from 1981 to 1987, when it merged with Alaska Air Group. Mr. Talbot is currently serving as a director of the Hallwood Group, Showbiz Pizza Time, Inc., Koll Real Estate Group, Hemmeter Enterprises, Inc. and the Baldwin Company.

CARY H. THOMPSON

     Mr. Thompson has been a director of the Company since July 1992. Mr. Thompson is currently Chief Operating Officer and a director of Aames Financial Corporation. Mr. Thompson was a managing director of Nat West Markets from May of 1994 through March of 1995. Mr. Thompson was Senior Vice President and managed the West Coast Financial Institutions Group for Oppenheimer & Co., Inc., an investment banking firm from 1989 to May 1994. Prior to that time, he was a partner with the law firm of Manatt, Phelps, Rothenberg and Phillips.

CARL A. STRUNK

     Mr. Strunk joined Fidelity Title in February 1992 as an Executive Vice President. He was named an Executive Vice President and Chief Financial Officer of the Company in March 1992. Prior to his employment with the Company, Mr. Strunk was President of Land Resources Corporation from 1986 to 1991. Mr. Strunk is a certified public accountant. Mr. Strunk currently serves as a director of Micro General Corporation and Pac Rim Holding Corporation.

ANDREW F. PUZDER

     Mr. Puzder has been an Executive Vice President and General Counsel of the Company since January 1, 1995. From March 1994 through December 1994, he was a partner at the law firm of Stradling, Yocca, Carlson and Rauth. Prior to that he was a partner at Lewis, D' Amato, Brisbois and Bisgaard, a law firm, from September 1991 through March 1994, and he was a partner of the Stolar Partnership from February 1984 through September 1991.

PATRICK F. STONE

     Mr. Stone has been an Executive Vice President of the Company since May 1, 1995. On May 1, 1995, he became President of Fidelity National Title Insurance Company. From February 1989 to May 1995 he was President of Fidelity National Title Company of Oregon.

M'LISS JONES KANE

     Ms. Kane has been a Senior Vice President and Corporate Counsel since March 1995 and became Corporate Secretary in April 1995. Prior to that she was with the ICN Pharmaceuticals, Inc. group of companies from March of 1990 as Vice President, General Counsel and Secretary of ICN Biomedicals, Inc. and subsequently as Vice President, General Counsel and Secretary of SPI Pharmaceuticals, Inc.

RAYMOND R. QUIRK

     Mr. Quirk has been a Vice President of the Company since June 1993, and has been an Executive Vice President and a Regional Manager of Fidelity Title since August 1991. Mr. Quirk has been employed by Fidelity Title in other management positions since November 1987.

GARY R. NELSON

     Mr. Nelson has been a Vice President of the Company since September 26, 1994. From August 1993 to September 1994 he was Chief Financial Officer of World Title Company. From May 1991 to July 1993 Mr. Nelson was Senior Vice President of Mergers and Acquisitions of the Company. From January 1988 to May 1991 he was a Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Nelson is a certified public accountant.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of four formal meetings during the year ended December 31, 1995. No director attended fewer than 100% of the aggregate of all meetings of the Board of Directors or any committee in 1995.

     The Board presently has an Audit Committee, a Compensation Committee and an Executive Committee, but does not have a Nominating Committee. The Audit Committee, which consists of Messrs. Lane, Mahood and Talbot, met one time during 1995. The Audit Committee meets independently with the internal audit staff, representatives of the Company's independent auditors and representatives of senior management. The Audit Committee reviews the general scope of the Company's annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors. The Committee is also responsible for recommending the engagement or discharge of the Company's independent auditors.

     The Compensation Committee currently consists of Messrs. Lane, Talbot and Thompson. The Compensation Committee, either alone or in conjunction with other Board committees, reviews and reports to the Board the salary, fee and benefit programs designed for senior management, officers and directors with a view to ensure that the Company is attracting and retaining highly-qualified individuals through competitive salary, fee and benefit programs and encouraging continued extraordinary effort through incentive rewards. The Compensation Committee met one time during 1995.

     The Company also has an Executive Committee consisting of Messrs. Foley, Willey and Talbot. The Executive Committee may invoke all of the power and authority of the Board of Directors in the management of the business and the affairs of the Company, except those powers which, by law, cannot be delegated by the Board of Directors. The Executive Committee did not meet during 1995.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1995, 1994 and 1993 for the Company's Chief Executive Officer and the four most highly compensated current executive officers whose salary and bonus exceeded $100,000 in 1995.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION             LONG TERM
                                        ------------------------------------   COMPENSATION
                                                                   OTHER       ------------
                                                                   ANNUAL        AWARDS-       ALL OTHER
                                                      BONUS     COMPENSATION    OPTIONS(#)    COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)    ($)(1)         (2)         (1)(3)(4)        ($)(5)
- -------------------------------  -----  ---------   ---------   ------------   ------------   ------------
William P. Foley II............   1995  $ 394,008   $ 430,000    $  135,914       171,600       $ 29,343
Chairman of the Board             1994    369,951     505,000       117,134       188,100         45,770
and Chief Executive Officer       1993    394,008     415,000        96,322       199,650         44,558
Frank P. Willey................   1995    200,000     120,000            --        46,200         14,577
President                         1994    189,389     145,000            --        26,400         14,521
                                  1993    190,833     141,500            --        38,445
Patrick F. Stone...............   1995    226,950     222,160            --         2,200          6,248
Executive Vice President(6)
Carl A Strunk..................   1995    200,000     110,000            --        26,400             --
Executive Vice President          1994    189,359     135,000            --        24,200             --
Chief Executive Officer and       1993    199,083      70,000            --        36,300
Treasurer
Raymond R. Quirk...............   1995    180,000      75,000            --        16,500          7,888
Vice President                    1994    160,192     100,000            --         5,500          6,674
                                  1993    140,900     100,000            --         8,250         10,402

- ---------------
(1) Consists of cash bonuses in the years paid or deferred to reduce the exercise price of stock options granted to the above-noted key employees to less than fair market value of the common stock at the date of grant, pursuant to the Company's 1991 Stock Option Plan. Bonuses were awarded during the year following the fiscal year to which the bonuses relate, based on an evaluation by the Compensation Committee of the Board of Directors. The amount of deferred bonuses included in this column for 1994, 1993 and 1992, the most recent three years for which the options were granted, are as follows: (i) Mr. Foley: $30,000, -- 1994 bonus; $105,000, -- 1993 bonus;
    $105,000, -- 1992 bonus; (ii) Mr. Willey: $10,000, -- 1994 bonus;
    $35,000, -- 1993 bonus; $31,500, -- 1992 bonus; (iii) Mr. Stone:
    $10,000, -- 1994 bonus; (iv) Mr. Strunk: $20,000, -- 1994 bonus;
    $35,000, -- 1993 bonus; $35,000, -- 1992 bonus; (v) Mr. Quirk: $0, -- 1994 bonus; $25,000, -- 1993 bonus; $25,000, -- 1992 bonus.

(2) Certain incidental perquisites or other personal benefits for executive officers of the Company (not otherwise disclosed in this Proxy Statement) may result from expenses incurred by the Company or its subsidiaries in the interest of attracting and retaining qualified personnel. The incremental cost to the Company and its subsidiaries of providing such incidental perquisites or other personal benefits for executive officers named in the Summary Compensation Table, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported in fiscal 1995 for the named executive officer. Other Annual Compensation for Mr. Foley included the cost of (i) a Company provided automobile -- $9,000 in 1995, $9,000 in 1994 and $9,000 in 1993; and (ii) tax and financial planning advice provided by third parties to Mr. Foley and Folco Development Corporation -- $126,914 in 1995, $108,134 in 1994 and $87,322 in 1993.

(3) The number of options granted per year in this column for 1994, 1993 and 1992, the three year period for which the options were granted, are as follows: (i) Mr. Foley: 1994 -- grant 6,600 options granted under the 1991 Stock Option Plan and 165,000 options granted under the 1987 Stock Option Plan; 1993 grant -- 23,100 options granted under the 1991 Stock Option Plan, and 165,000 options granted under the 1987 Stock Option Plan, 1992 grant -- 34,650 options granted under the 1991 Stock Option Plan, and

    165,000 options granted under the 1987 Stock Option Plan; (ii) Mr. Willey:
    1994 grant -- 2,200 options granted under the 1991 Stock Option Plan and 44,000 options granted under the 1987 Stock Option Plan; 1993 grant -- 7,700 options granted under the 1991 Stock Option Plan and 18,700 options under the 1987 Stock Option Plan, 1992 grant -- 10,395 options granted under the 1991 Stock Option Plan and 28,050 options granted under the 1987 Stock Option Plan; (iii) Mr. Stone: 1994 grant -- 2,200 options granted under the 1991 Stock Option Plan; (iv) Mr. Strunk: 1994 grant -- 4,400 options granted under the 1991 Stock Option Plan and 22,000 options granted under the 1987 Stock Option Plan; 1993 grant -- 7,700 options granted under the 1991 Stock Option Plan and 16,500 options under the 1987 Stock Option Plan, 1992 grant -- 11,550 options granted under the 1991 Stock Option Plan and 24,750 options granted under the 1987 Stock Option Plan; (v) Mr. Quirk: 1994 grant -- 16,500 options granted under the 1993 Stock Option Plan; 1993 grant -- 5,500 options under the 1991 Stock Option Plan, and the 1992 grant -- 8,250 options granted under the 1991 Stock Option Plan.

(4) The Company does not have any long-term incentive plans or compensation plans pursuant to which stock appreciation rights or restricted stock is awarded to officers or directors.

(5) Consists of Company cash contributions to the Employee Stock Purchase Plan on behalf of the individuals named in the Summary Compensation Table, except for Mr. Foley. All Other Compensation for Mr. Foley includes imputed income of $725, $1,426 and $1,222 for 1995, 1994, and 1993, respectively, from a joint life split dollar insurance policy.

(6) Mr. Stone was not an officer of the Company prior to May 1995.

     Certain executive officers received loans from subsidiaries of the Company in amounts in excess of $60,000 after January 1, 1995. The executive officers Frank P. Willey, loan amount $200,000 at an interest rate of prime plus 1% per annum, largest aggregate amount outstanding at any time during the period $215,917; Carl A. Strunk, loan amount $184,750 at an interest rate of 10% per annum, largest aggregate amount outstanding at any time during the period $201,993; Patrick F. Stone, loan amount $200,000 at an interest rate of prime per annum, largest aggregate amount outstanding at any time during the period $207,166; Raymond R. Quirk, loan amount $200,000 at an interest rate of 10% per annum, largest aggregate amount outstanding at any time during the period $211,777.

OPTION GRANTS

     The following table provides information as to options to purchase common stock granted to the named individuals during 1995 pursuant to the Company's 1993, 1991 and 1987 Stock Option Plans. The Company does not currently grant stock appreciation rights to officers or directors.


                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL
                                                                                                   REALIZABLE VALUE
                                       PERCENT OF                                                     AT ASSUMED
                                         TOTAL        MARKET                                        ANNUAL RATES OF
                          NUMBER OF     OPTIONS      PRICE AT                                         STOCK PRICE
                         SECURITIES    GRANTED TO     DATE OF                                      APPRECIATION FOR
                         UNDERLYING    EMPLOYEES    GRANT, LESS    EXERCISE OR                        OPTION TERM
                           OPTIONS     IN FISCAL     DEFERRED     BASE PRICE(1)   EXPIRATION   -------------------------
         NAME            GRANTED(#)       YEAR      BONUSES(1)       ($/SH)          DATE         5%($)         0%($)
- -----------------------  -----------   ----------   -----------   -------------   ----------   -----------   -----------

                                                 1993 STOCK OPTION PLAN

Raymond R. Quirk.......     16,500        20.5%     $      9.20    $      9.20      04/16/05   $   95,518.   $  242,062.

                                                 1991 STOCK OPTION PLAN

William P. Foley, II...      6,600        12.9%     $      4.77    $      1.95      04/07/07   $   67,567.   $  150,151.
Frank P. Willey........      2,200         4.3%            4.77           1.95      04/07/07       22,522.       50,050.
Patrick F. Stone.......      2,200         4.3%            4.77           1.95      04/07/07       22,522.       50,050.
Carl A. Strunk.........      4,400         8.6%            4.77           1.95      04/07/07       45,044.      100,101.

                                                 1987 STOCK OPTION PLAN

William P. Foley, II...    165,000        60.0%     $      9.20    $      9.20      04/16/05   $  955,181.   $2,420,616.
Frank P. Willey........     44,000        16.0%            9.20           9.20      04/16/05      254,715.      645,498.
Carl A. Strunk.........     22,000         8.0%            9.20           9.20      04/16/05      127,357.      322,749.

                                    TOTAL -- 1993, 1991 AND 1987 STOCK OPTION PLANS

                                                                                    04/07/07-
William P. Foley, II...    171,600        42.2%     $ 4.77-9.20    $ 1.95-9.20      04/16/05   $1,022,748.   $2,570,767.
                                                                                    04/07/07-
Frank P. Willey........     46,200        11.4%       4.77-9.20      1.95-9.20      04/16/05      277,237.      695,548.
Patrick F. Stone.......      2,200         0.5%            4.77           1.95      04/07/07       22,522.       50,050.
                                                                                    04/07/07-
Carl A. Strunk.........     26,400         6.5%       4.77-9.20      1.95-9.20      04/16/05      172,401.      422,850.
Raymond R. Quirk.......     16,500         4.1%            9.20           9.20      04/16/05       95,518.      242,062.

- ---------------
(1) The options granted in 1995 under the 1991 Stock Option Plan were granted at an exercise price of $9.32 to key employees of the Company who applied deferred bonuses expensed in 1995 (see (1) of Summary Compensation Table) to the exercise price, thereby reducing such price to $4.77 per share if exercised within the first year of grant. The exercise price of these options decreases approximately 7% per year through 2000 and $.20 per share from 2001 through 2007 at which time the exercise price will be $1.95. The options granted in 1995 under the 1993 and 1987 Stock Option Plans were granted at an exercise price of $9.20 per share, the market price at the date of grant. These options became exercisable on April 17, 1996.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table summarizes information regarding exercises of stock options by the named individuals during 1995 and unexercised options held by them as of December 31, 1995. The Company did not reprice any existing options during the last completed fiscal year.

                       AGGREGATED STOCK OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF              VALUE OF
                                                                      UNEXERCISED            UNEXERCISED
                                                                      OPTIONS AT            IN-THE-MONEY
                                                                        FY-END            OPTIONS AT FY-END
                               SHARES ACQUIRED   VALUE REALIZED     (#)EXERCISABLE         ($)EXERCISABLE/
            NAME                 EXERCISE(#)          ($)         UNEXERCISABLE(1)(2)    UNEXERCISABLE(1)(2)
- -----------------------------  ---------------   --------------   -------------------   ---------------------
William P. Foley, II.........        --                --           540,599./165,000.   3,534,019./1,276,275.
Frank P. Willey..............        --                --            110,921./44,000.       866,203./340,340.
Patrick A. Stone.............        --                --                   57,949/0.             355,085./0.
Carl A. Strunk...............        --                --             64,900./22,000.       270,369./170,170.
Raymond R. Quirk.............        --                --             20,833./16,500.       141,736./127,628.

- ---------------
(1) Number of exercisable shares and corresponding values relate to options granted under the 1993, 1991 and 1987 Stock Option Plans. The exercise price varies based upon the exercise price at the time of grant and the amount of deferred bonus applied by the officer to reduce the exercise price. See Summary Compensation Table above. The value of unexercised options at year-end is calculated as the difference between the market value of the underlying security, $16.94 per share, and the exercise price of the option at year-end, less the bonus deferral. The exercise prices of the options at year-end were as follows: (i) Mr. Foley -- options to purchase 6,600 shares at $4.773 per share, 23,100 shares at $7.818 per share, options to purchase 34,650 shares at $9.227 per share, options to purchase 47,249 shares at $3.715 per share and options to purchase 99,000 shares at $.985 per share under the 1991 Plan; and options to purchase 165,000 shares at $12.614 and 165,000 shares at $13.864 under the 1987 Plan; (ii) Mr. Willey -- options to purchase 2,200 shares at $4.773 per share, 7,700 shares at $7.818 per share, options to purchase 10,395 shares at $9.227 per share, options to purchase 14,176 shares at $3.715 per share, and options to purchase 29,700 shares at $.985 per share under the 1991 Plan; and options to purchase 18,700 shares at $12.614 per share and 28,050 shares at $13.864 per share under the 1987 Plan; (iii) Mr. Stone -- options to purchase 2,200 shares at $4.773 per share, options to purchase 12,100 shares at $7.818, 31,223 shares at $9.227 and 12,426 shares at $3.715 per share under the 1991 Plan; (iv) Mr.
    Strunk -- options to purchase 4,400 shares at $4.773 per share, 7,700 shares at $7.818 per share and options to purchase 11,550 shares at $9.227 per share under the 1991 Plan; and options to purchase 16,500 shares at $12.614 per share and 24,750 shares at $13.864 per share under the 1987 Plan; and
    (v) Mr. Quirk -- options to purchase 5,500 shares at $7.818 per share, options to purchase 8,250 shares at $9.227 per share and options to purchase 7,083 shares at $3.715 per share under the 1991 Plan.

(2) Number of unexercisable shares and corresponding value relate to options granted under the Company's 1993 and 1987 Stock Option Plans. The value of these unexercisable options represents the difference between the year-end market value of the underlying security of $16.94 per share and the exercise price of the option at year-end of $9.205 per share. These options became exercisable on April 17, 1996.

EMPLOYMENT AGREEMENT

     The Company entered into a five-year employment agreement (the "Agreement") with its Chairman and Chief Executive Officer, Mr. Foley, effective April 1, 1991 and entered into an amendment (the "Amendment") to the employment agreement effective on January 1, 1996, for an additional five year period through April 1, 2001. The Amendment adjusted his minimum annual base salary to $600,000. The Board will review Mr. Foley's minimum base annual salary in March 1998 and may in its sole discretion increase such minimum base annual salary for the remainder of the term of the Amendment based upon Mr. Foley's performance during the first two years of the Amendment. The Agreement and Amendment include other compensation and executive fringe benefits, including an annual bonus calculated based on the Company's return on equity before extraordinary items, a $1,000,000 insurance policy payable to the beneficiary of his choice and a joint life split dollar insurance arrangement under which the Company advances the premiums and retains the full cash value of the policy. There is a change of control provision in the Amendment enabling Mr. Foley to terminate this Agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the Agreement for Good Reason (defined in the Agreement as a change in control) or if Mr. Foley's employment is terminated following a change of control due to a breach of this Agreement then he shall receive (i) his salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by 3 years or the number of years (including partial years) remaining in the Agreement, such payment to be made in a lump sum on or before the fifth day following the date of termination, (iii) maintenance of all benefit plans and programs for Mr. Foley for the number of 3 years or the number of years (including partial years) remaining in the Agreement. The Company obtained a covenant from Mr. Foley that he will not compete with the Company or disclose its trade secrets both during employment or in the event the agreement ends or Mr. Foley's employment is terminated. The agreement allows the Company to terminate Mr. Foley for cause under certain circumstances. Upon Mr. Foley's death, his estate will receive a payment in the amount of two years' base salary. Upon incapacity or disability for a continuous period of nine months, the Company may terminate the employment contract with Mr. Foley upon payment of an amount equal to two years' base salary.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive $2,500 per Board meeting attended (or $1,250 per committee meeting attended), plus reimbursement of reasonable expenses. Directors who are employees of the Company do not receive any compensation for acting as directors, except for reimbursement of reasonable expenses, if any, for Board meeting attendance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, Messrs. Thompson, Talbot and Lane served as members of the Compensation Committee. The Compensation Committee is currently composed of three independent directors. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, and there are no interlocking directorships.

     Mr. Thompson has served as a member of the Compensation Committee since March 1993. In March 1993, the Company issued and sold its Senior Secured Notes in the aggregate principal amount of $22.5 million to certain institutional investors in a private placement. Oppenheimer & Co., Inc. received approximately $300,000 as a placement fee in connection with this transaction. Mr. Thompson was employed by Oppenheimer & Co., Inc., until May of 1994.

     In April 1993, the Company issued 1,402,500 shares of its common stock in a public offering in which Oppenheimer & Co., Inc. served as one of three primary underwriters. Oppenheimer & Co., Inc. received a discount of approximately 5.5% on the shares it purchased from the Company, which was an underwriting discount consistent with industry practice.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The following report of the Compensation Committee to the Board of Directors shall not be deemed to be incorporated by reference into any previous filing by the Company under either the Securities Act of 1933 ("Securities Act") or the Securities Exchange Act of 1934 ("Exchange Act") that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

To the Board of Directors:

GENERAL

     The Compensation Committee of the Board of Directors is responsible for establishing and administering the policies that govern executive compensation and benefit practices. The Compensation Committee evaluates the performance of the executive officers and determines their compensation levels, in terms of salary, annual bonus and related benefits, all subject to Board approval. The Compensation Committee has access to independent compensation data for use in assessing levels of compensation for officers of the Company.

COMPENSATION PHILOSOPHY

     The Company's executive compensation programs are designed to (i) provide levels of compensation that integrate pay and incentive plans with the Company's strategic goals, so as to align the interests of executive management with the long-term interests of the stockholders; (ii) motivate Company executives to achieve the strategic business goals of the Company and to recognize their individual contributions; and (iii) provide compensation opportunities which are competitive to those offered by other national title insurance companies and other middle-market corporations similar in size and performance. Although the exact identity of the corporations surveyed varies, these generally include title companies and other corporations equal to or larger than the Company. Most of the title companies surveyed are included in the Peer Group Index utilized in the "Performance Graph" set forth below.

     Therefore, the Compensation Committee believes that the components of executive compensation should include base salary, annual cash bonus, stock option grants and other benefits and should be linked to individual and Company performance. With regard to the Company's performance, the measures used for determining appropriate levels of compensation for executive officers include the Company's national market share, net margin, quality of service, meeting strategic goals within the current economic climate and industry environment, scope of responsibilities, expansion by acquisition or otherwise, profit retention and profitability, all of which combine to enhance stockholder value.

BASE SALARY

     The Committee considers Company management proposals concerning salary adjustments for executive officers, with the exception of Mr. Foley, its Chairman and Chief Executive Officer, whose compensation was established under the terms of an employment agreement entered into in 1991 and amended in 1996 with the approval of the Board of Directors. The Compensation Committee then makes recommendations to the entire Board of Directors for their approval.

     In determining base salaries for executives for 1995, the Compensation Committee considered the Company's earnings, outside surveys of salary levels of other title insurance companies and other similar corporations, individual performance and achievement, areas of responsibility, position tenure and internal comparability. Salaries of certain executive officers were adjusted in 1995.

ANNUAL CASH BONUSES

     Executive officers of the Company are eligible for annual bonuses which may be paid in the form of cash or as deferred compensation. Given the Company's performance in 1994, the Compensation Committee approved bonuses for the executives during 1995.

STOCK OPTION GRANTS

     As indicated above, an important element of the Company's compensation philosophy is the desire to align the interests of the executive officers with the long-term interests of the Company's stockholders. In order to meet this desire, the Board of Directors adopted a performance-based stock option plan in 1991 for executive officers, key employees and branch managers of the Company that allows participants to defer a portion of their bonus income in order to reduce their option exercise price. Additionally, the Company's Board of Directors and stockholders had previously approved the adoption of the Company's 1987 Stock Option Plan, pursuant to which the Company may grant stock options to certain key employees and non-employee directors or officers, and in 1994 the Board of Directors and stockholders approved the 1993 Stock Plan pursuant to which the Company may grant stock options to certain key employees and nonemployee directors and officers. The purpose of these plans is to attract, retain and award executive officers and directors and to furnish incentives to these persons to improve operations, increase profits and positively impact the Company's long-term performance. Consistent with these objectives, the Compensation Committee has approved the granting of options in 1995 concerning the year 1994 to executive officers (i) under the 1991 Stock Option Plan as follows: Mr. Foley, options to purchase 6,600 shares; Mr. Willey, options to purchase 2,200 shares; Mr. Stone, options to purchase 2,200 shares; Mr. Strunk, options to purchase 4,400 shares; (ii) under the 1987 Stock Option Plan as follows: Mr. Foley, options to purchase 165,000 shares; Mr. Willey, options to purchase 44,000 shares; Mr. Strunk, options to purchase 22,000 shares; (iii) under the 1993 Plan as follows: Mr. Koll, options to purchase 5,500 shares; Mr. Quirk, options to purchase 16,500 shares; and Mr. Puzder, options to purchase 55,000 shares.

May 6, 1996                               Compensation Committee:



                                          Daniel D. (Ron) Lane
                                          J. Thomas Talbot
                                          Cary H. Thompson

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing cumulative total stockholder return on the Company's common stock against the cumulative total return on the S&P 500 Index and against the cumulative total return of a peer group index comprised of certain companies for the industry in which the Company competes (SIC code
6361 -- Title Insurance) for the five-year period ending December 31, 1995. This peer group consists of the following companies: Alleghany Corporation, Capital Guaranty Corporation, First American Financial Corporation, Investors Title Insurance Company, Lawyers Title Corporation and Stewart Information Services Corp. The peer group comparison has been weighted based on the Company's stock market capitalization. The graph assumes an initial investment of $100.00 on January 1, 1991 with dividends reinvested over the periods indicated.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                                    FIDELITY
      MEASUREMENT PERIOD            NATIONAL           S&P 500
    (FISCAL YEAR COVERED)        FINANCIAL INC          INDEX        PEER GROUP
    ---------------------        -------------         -------       ----------
DEC-90                                  100                100            100
DEC-91                               222.46             130.47         139.23
DEC-92                               447.90             140.41         192.28
DEC-93                             1,036.00             154.56         233.23
DEC-94                               425.19             156.60         199.66
DEC-95                               744.71             215.45         283.77

                    ASSUMES $100 INVESTED ON JANUARY 1, 1991
        ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDING DECEMBER 30, 1995

                      RATIFICATION OF AN AMENDMENT TO THE
                             1991 STOCK OPTION PLAN

     On March 19, 1991, the Company's Board of Directors approved the Company's 1991 Stock Option Plan (the "1991 Plan"). The 1991 Plan was ratified by the stockholders of the Company in July 1992. The 1991 Plan provides for the award by the Company of options to purchase Common Stock to certain executives, key employees and branch managers of the Company and its subsidiaries. The purpose of the 1991 Plan is to attract, retain and reward key employees and to provide incentives to those persons to improve operations and increase profits. Individuals to who options are granted may reduce the exercise price of such options by electing to defer a portion of their annual bonuses which would otherwise be payable in cash.

     The 1991 Plan is administered on behalf of the Company by a committee appointed by the Board of Directors of the Company and the committee has discretion with respect to the grant of options and certain other aspects of the 1991 Plan. The Committee is composed of non-employee directors of the Company who are not eligible to participate in the 1991 Plan.

     The exercise price for individual options may be less than the fair market value of the shares on the date of grant to reflect the value of a participants's deferred bonus and may be further reduced by the committee to encourage participants to hold their options longer. Exercise prices for individual options are based upon the amount of deferred bonus contributed to the 1991 Plan by or on behalf of the participant and the length of time that the option is held by the participant. The longer the participant holds the option, the lower the exercise price will be. Expiration dates and other material conditions upon which the options may be exercised are determined by the committee at the time of grant of each option, but not option may be granted more than ten years after adoption of the 1991 Plan, nor exercised more than twelve years after the date of grant.

     When a given option is exercised, the Company will receive less than the market price of the Company's Common Stock on the effective date of grant, to take into account the amount of the deferred bonus contributed by the participant, and the amount by which the exercise price has decreased since the grant of the option. The 1991 Plan is not designed to provide any federal income tax benefits to participants.

     There were originally 750,000 shares of Common Stock reserved for issuance under the 1991 Plan. At the 1993 meeting, the stockholders approved an amendment to the 1991 Plan increasing the number of shares to 1,275,000. At the 1994 meeting, the stockholders approved an amendment to the 1991 Plan increasing the number of shares to 1,775,000. As adjusted for stock dividends the number of shares available under the 1991 plan is 1,952,500. As of April 15, 1996, options to purchase 521,007 shares of Common Stock had been exercised; a total of 1,040,231 shares of Common Stock were subject to outstanding options; and 391,262 shares of Common Stock were available for future grant of options under the 1991 Plan.

     The 1991 Stock Option Plan did not contain an anti-dilution provision providing that if the number of issued shares of Common Stock of the Company changed the options would be kept whole. In December of 1995 the Board of Directors approved an amendment to the 1991 Stock Option Plan deleting Section 6(a) of the 1991 Stock Option Plan in its entirety and replacing it as follows:

          "Section 6.  Future Adjustment Provisions

          (a) If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (by stock dividend, stock split, or similar transaction), the total number of shares covered by the outstanding option shall be adjusted so that the aggregate consideration payable to the Company and the value of the option shall not be changed."

     Participants in the 1991 Stock Option Plan received adjustments to their options pursuant to the amendment which adjustments were subject to the approval of the stockholders. This 1991 Plan is a performance based plan which helps align the interests of the executive offices with the long term interests of the stockholders. Keeping the 1991 Plan values whole is consistent with the desire to award the executive officers to furnish incentives to improve operations, increase profits and positively impact the Company's long term performance.

     A restated copy of the 1991 Plan is attached hereto as Exhibit A.

     The affirmative vote of a majority of the shares of the Company's common stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the amendment to the 1991 Stock Option Plan.

     The Board of Directors believes that it is in the best interests of the Company to approve the amendment. The Board of Directors unanimously recommends a vote for ratification of the amendment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company previously made investments in real property for investment or operating purposes, most of which, as described below, were in partnerships which included one or more officers of the Company. All such transactions were approved by a majority of the non-interested directors of the Company. The Company believes these transactions were for terms and at rates no less favorable to the Company than those which could have been obtained from unrelated parties. As previously announced, the Company intends to reduce and divest itself of real estate investments as market conditions permit.

     The Company currently leases five of its facilities from partnerships or other entities in which Manchester, or one or more of its officers have an interest. These transactions are discussed below with respect to "Investments in Partnerships" and "Transactions with Management and Others," respectively. The Company believes that all such leases were on terms no less favorable than those that could have then been obtained from unrelated parties.

     Manchester has interests in, or acts as property manager for, the following real estate partnerships in which one or more officers of the Company have an interest. Certain officers of the Company have made contributions to these partnerships in exchange for partnership interests that cannot be valued until the dissolution of each individual partnership. Fidelity Title is a tenant in certain of the properties owned by the partnerships discussed below.

INVESTMENTS IN PARTNERSHIPS

     Folco Mission Valley Partners Limited Partnership ("Folco Mission Valley") was formed in 1991 by Folco Development Corporation ("Folco"), a corporation of which Mr. Foley and his spouse are the sole stockholders, as a 78% general partner, and Fidelity National Title Insurance Company ("Fidelity Title"), as a 22% limited partner, for the purpose of acquiring from the Resolution Trust Corporation an office building in San Diego County where Fidelity Title was the sole tenant and conducted its San Diego County, California title operations. Folco's 78% general partnership interest was assigned to Sussex Holdings, Ltd. ("Sussex"), an affiliate of Folco, in June 1992 and Fidelity Title's 22% limited partnership interest was assigned to Manchester in January 1992. Fidelity Title continues to lease the building for $28,272 per month, plus taxes, insurance and other operating costs. As a result of entering into a lease with Folco Mission Valley, Fidelity Title received a 30% discount from its previous annual rental rate.

     Goodyear Investors II General Partnership ("Goodyear II") was formed in 1986 by Manchester as a 50% partner, Folco as a 32.5% partner, Mr. Willey as a 2% partner, and others, to purchase, for investment, unimproved real property located in Maricopa County, Arizona. Manchester's interest in Goodyear II was transferred to the Company in June, 1993. As of March 31, 1996, Manchester, Kensington Development Corporation ("Kensington"), which is 90% owned by Manchester and 10% by Fidelity National Title Insurance Company of California ("Fidelity California") and the Company have contributed $1,025,000 to Goodyear
II. Kensington held this interest from 1988 to March 1996. The Company may be required to make annual contributions of its pro rata share of property taxes and insurance costs. All general partners have made their required pro rata capital contributions. The Company and the other general partners received pro rata capital distributions in March 1995.

     Prospect Office Partners Limited Partnership ("Prospect Office Partners") was formed in 1988 by Manchester as a combined 29.7% general and limited partner, Mr. Foley as a 30.4% general partner, Mr. Willey as a 6.1% general partner, and others, to develop an office building in Tustin, California. Currently Manchester owns 70% of the partnership as a combined general and limited partner (41.62% as a general partner and 28.38% as a limited partner) due to assignments of interests by other general and limited partners. Mr. Foley and Mr. Willey transferred their interests to Manchester without consideration and no longer have any partnership interests in Prospect Office Partners. Approximately one-half of the building is leased by Fidelity Title for its Orange County title operations. Manchester advanced to the partnership, at an interest rate of 12% per annum, amounts necessary to fund operating deficits. These advances were assigned to the Company in June 1993. The outstanding balance of these advances at December 31, 1995, was $1,065,338 (the largest amount outstanding during 1995). The outstanding balance of these advances at March 31, 1996, was $1,065,338. The lease provides for a monthly rent payment of $31,900.

     Tustin Retail Limited Partnership ("Tustin Retail") was formed in 1988 by Manchester as a combined 30% general and limited partner, Mr. Foley as a 30.7% general partner, Mr. Willey as a 4.3% general partner, and others, to develop a retail center in Tustin, California. Manchester advanced to the partnership, at an interest rate of 12% per annum, amounts necessary to fund operating deficits. The outstanding balance of these advances at December 31, 1995, and March 31, 1996, was $736,184. In addition, Tustin Retail is indebted to Manchester in the amount of $303,500 which is evidenced by a promissory note which provides for interest at 12% per annum and is secured by a second trust deed on the property. These advances and loans were assigned to the Company in June 1993. In August 1994, CommerceBank filed a lawsuit (the "Lawsuit") against Tustin Retail (a real estate partnership), Manchester (a general partner in Tustin Retail) and Messrs. Foley and Willey (as general partners). The Lawsuit is essentially a judicial foreclosure under a deed of trust securing a $4,350,000 note dated February 18, 1992, to CommerceBank from Tustin Retail (the "Note"). In December 1995, the Federal Deposit Insurance Corporation, which took control of CommerceBank, submitted a bid at the property foreclosure auction and acquired the property for $2.9 million. A fair value hearing is scheduled for June 1996, in order to determine the remaining amount due under the Note, if any. The defendants believe that the value of the real property subject to the deed of trust securing the Note is sufficient to satisfy any amounts due under the Note, based on an independent appraisal of the property substantiating such value. Fidelity Title leases approximately 33% of the building for its operations. The leases for this space provide for a monthly lease payment of $20,100.

     West Woodland Business Associates Limited Partnership ("West Woodland") was formed in 1989 by Manchester as a 10% general partner, Mr. Foley as a 21.3% general partner, Folco as a combined 20% general and limited partner, Mr. Willey as a 2.5% general partner, and others, to develop an office building in Woodland, California. In September 1991, Manchester sold its interest in the partnership to Folco. See "Transactions with Management and Others" below. Folco's interest was subsequently assigned to Sussex. Approximately one-half of the building is leased by Fidelity California for its Yolo County title operations. The lease provides for a monthly lease payment of $11,032. In March 1994, the lender on this project agreed to a modification of the credit agreement substituting Sussex for Manchester and releasing Manchester from these obligations. As of December 31, 1995, Manchester had not been released from its general partnership obligation under the West Woodland Credit Agreement.

     During 1994, the Company paid $2.3 million in order to acquire a 100% ownership interest in an investment property at 7750 East Broadway, Tucson, Arizona. The $2.3 million purchase price consisted of an $800,000 payment in July 1994, for the 37.5% interest of two independent third parties, and a $1.5 million payment in September 1994, to satisfy the then existing debt on the property. Mr. Foley and his affiliates and Mr. Willey held interests in the amounts of 57.3% and 5.2%, respectively, in the property at the time of the acquisition. Mr. Foley and Mr. Willey transferred their interests to the Company without consideration upon satisfaction of the debt. The Company sold the property for a sales price of $2.4 million. See "Transactions with Management and Others" below. Approximately one-third of the building is leased by Fidelity Title's Pima County title operations. The lease provides for a monthly lease payment of $23,600.

     Wilmac III Limited Partnership ("Wilmac III") was formed in 1987 to acquire for investment unimproved real property in Maricopa County, Arizona. In December 1987, Manchester acquired a 24% limited partnership interest in Wilmac III, 30% of the limited partnership units. Mr. Willey has a 8.2% combined general and limited partnership interest and Mr. Strunk has a 1.6% limited partnership interest. The partnership agreement requires all the limited partners to make pro rata capital contributions to service the debt on the property. Manchester has invested $696,000 in the partnership. Manchester's interest was assigned to the Company in June 1993. It is not anticipated that additional capital contributions will be required of the Company.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In September 1991, Manchester sold 11 office buildings (the "office buildings"), its partnership interest in West Woodland and Tucson Partners and certain notes receivable to Folco for approximately the net book value of these assets. The Company believes the amount paid approximated the fair market value of these assets. This transaction resulted in a receivable to Manchester from Folco evidenced by a promissory note in the original principal amount of $1,492,000 and secured by subordinate deeds of trust on the office buildings acquired. The promissory note provides for interest at the rate of 9.5% per annum, monthly payments of $13,900 and additional payments of 15% of the net sale proceeds of each office building subject to a subordinate deed of trust. In June 1992, Folco assigned its interest in these office buildings to Bilcar Limited Partnership ("Bilcar"), an affiliate of Folco. The unpaid balance of this promissory note at December 31, 1995, was $587,361.

     Prior to the sale, the office buildings were leased to Fidelity Title for use in its title operations. All but one of these office buildings have been sold to unaffiliated third parties in each instance. During 1995, Fidelity Title continued to lease one of the office buildings from Bilcar under lease agreements entered into in 1991 at the time of the sale and paid Bilcar $51,624 under these lease agreements.

     In July 1990, Lake Mortgage Corporation, a wholly-owned subsidiary of the Company, made a $300,000 secured loan to a relative of Mr. Willey. The loan was assigned to Fidelity Title in July 1990. This loan has been purchased by Mr. Willey for full consideration.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Rules adopted by the Securities and Exchange Commission ("SEC") under
Section 16(a) of the Exchange Act require the Company's officers and directors, and persons who own more than 10% of the issued and outstanding shares of the Company's common stock, to file reports of their ownership, and changes in ownership, of such securities with the SEC on SEC Forms 3, 4 or 5, as appropriate. Officers, directors and greater-than-ten-percent stockholders are required by the SEC's regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during its most recent fiscal year end, and any written representations provided to it, the Company is advised that all filings were timely and correctly made.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP are the Company's auditors of record and have audited the Company's financial statements annually from 1988 through December 31, 1995. The Audit Committee of the Board of Directors has not made a recommendation with respect to retention of auditors by the Company for year ending December 31, 1996. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                             AVAILABLE INFORMATION

     The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (except for certain exhibits thereto), may be obtained, free of charge, upon written request by any stockholder to Fidelity National Financial, Inc., 17911 Von Karman Avenue, Irvine, California 92714,
Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses in supplying any exhibit.


                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          M'LISS JONES KANE
                                          Corporate Secretary

Dated: May 13, 1996

                                                                       EXHIBIT A

                       FIDELITY NATIONAL FINANCIAL, INC.

                             1991 STOCK OPTION PLAN

     1. Purpose. The purpose of the Fidelity National Financial, Inc. 1991 Stock Option Plan (the "Plan") is to encourage outstanding individuals to accept or continue employment with Fidelity National Financial, Inc. (the "Company") and its subsidiaries and to furnish maximum incentive to such employees to improve operations and increase profits by providing such employees opportunities to acquire shares of the Company's common stock ("Common Stock") on the terms herein provided.

     2. Administration. The Plan will be administered by a committee of the Board of Directors of the Company consisting of not less than three non-employee directors, as the Board may designate from time to time, all of whom qualify as disinterested persons within the meaning of SEC Regulation sec. 240.16b-3(c)(2)(i). Subject to the provisions of the Plan and such other policies with respect thereto as may be established from time to time by the Board, the Committee shall determine the individuals to whom options are to be granted hereunder and the terms and conditions of such options. The Committee shall also interpret the Plan, prescribe, amend, and rescind rules and regulations relating thereto, and make all other determinations necessary or advisable for the administration of the Plan, all in accordance with the terms of the Plan and the best interests of the Company and its stockholders. A majority of members of the Committee shall constitute a quorum and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

     3. Participants. Options may be granted to officers and key employees of the Company or any or all of its present or future subsidiaries, such key employees being those employees who in the judgment of the Committee are in a position to substantially contribute to the success of the Company and its subsidiaries. A director of the Company or of a subsidiary who is not also an employee of the Company or of a subsidiary shall not be eligible to receive an option hereunder.

     4. Shares Reserved Under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 250,000 shares of Common Stock, which may be newly issued or treasury shares. Any shares subject to a stock option may thereafter be subject to a new option under this Plan if there is a lapse, expiration, or termination of any such option prior to the issuance of shares thereunder.

     5. Option Terms. The options granted hereunder will constitute non-qualified stock options and will be subject to the following terms and conditions:

          (a) Option Period. Options granted under the Plan shall be exercisable in such installments and for such periods as may be fixed by the Committee at the time of grant, but in no event shall any stock options extend for a period in excess of twelve years from the date of grant.

          (b) Option Price. Options granted hereunder shall have such per-share option price as the Stock Option Committee may determine at the date of grant. Such option price may be less than the fair market value of the Common Stock at the date of grant to reflect the application of the optionee's deferred bonus. The Committee, in its discretion, may also provide reductions in the option price during the option term to reflect decreases in the fair market value of the stock and to encourage holding of options by participants.

          (c) Nontransferability. Each option granted under the Plan shall not be transferable by the optionee other than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee. In the event of the death of an optionee during employment or within three months after termination of employment, any option granted to the optionee shall be exercisable only within one year after the date of death (but not beyond the original exercise period for such option) and then only by the executor or administrator of the estate of the deceased optionee or the person or persons to whom the deceased optionee's rights under the option shall pass by will or the laws of descent and distribution and only to the extent that the deceased optionee was entitled to exercise at the date of death.

          (d) Termination of Employment. In the event that the employment of an optionee shall be terminated other than by death, any outstanding options shall be exercisable for a period of three months after the date of termination but only within the original exercise period for such option. Options shall not be affected by any change in employment so long as the optionee continues to be an employee of the Company or a current or future subsidiary. Nothing in the Plan or in any option granted hereunder shall confer on any employee any right to continue in the employ of the Company or any subsidiary or to interfere with the right of the Company or any such subsidiary to terminate employment at any time.

          (e) Exercise. Exercise of the option hereunder shall be accompanied by payment in cash of the exercise price and any taxes required to be withheld in connection with exercise. The purchase price and any required taxes may also be paid by the delivery of shares of Common Stock then owned by the participant valued by the Company on the date of delivery. The Committee may also allow an optionee to elect to pay all or a portion of any required taxes by having the Company withhold shares of Common Stock having a fair market value equal to the amount of taxes required to be withheld.

     6. Future Adjustment Provisions.

          (a) If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (by stock dividend, stock split, or similar transaction), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding option shall be adjusted so that the aggregate consideration payable to the Company and the value of each option shall not be changed.

          (b) In the case of any merger, consolidation or combination of the Company with or into another corporation other than a merger, consolidation, or combination in which the Company is the continuing corporation and which does not result in the outstanding Common Stock being converted into or exchanged for different securities, cash, or other property, or any combination thereof (an "Acquisition"), any optionee shall have the right (subject to the provisions of the Plan and any limitations applicable to the option) thereafter and during the term of the option to receive upon exercise thereof the acquisition consideration receivable upon such Acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of the option or portion thereof, as the case may be, immediately prior to such Acquisition.

     7. Other Provisions. Any option granted under the Plan may also be subject to such other provisions as the Committee determines appropriate, including provisions to comply with federal and state securities laws, and understandings, or conditions as to the optionee's employment in addition to those specifically provided under the Plan.

     8. Duration, Amendment, and Termination. No option shall be granted more than ten years after the adoption of this Plan; provided, however, that the terms and conditions applicable to any option granted within such period may thereafter be amended or modified by mutual agreement between the Company and the optionee or such other persons as may then have an interest therein. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall adversely affect any outstanding option without the optionee's consent.

     9. Stockholder Approval. This Plan was adopted by the Board of Directors on March 19, 1991, subject to stockholder approval which was obtained on July 15, 1992.

                                     PROXY

                       FIDELITY NATIONAL FINANCIAL, INC.
               17911 VON KARMAN AVENUE, IRVINE, CALIFORNIA 92714

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints William P. Foley, II and Frank P. Willey as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Fidelity National Financial, Inc. held of record by the undersigned on May 3, 1996, at the Annual Meeting of Stockholders to be held on June 17, 1996, or any adjournment thereof.


1.   ELECTION OF         / /  FOR the nominees listed below (except          / /  WITHHOLD AUTHORITY to vote for the
     DIRECTORS                as marked to the contrary below)                    nominees listed below

  (INSTRUCTION: to withhold authority to vote for an individual nominee, strike a line through the nominee's name below)

           William P. Foley, II, Frank P. Willey, Daniel D. (Ron) Lane

2. PROPOSAL TO RATIFY AN AMENDMENT TO THE 1991 STOCK OPTION PLAN.

              / / FOR            / / AGAINST            / / ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE COMPANY NOMINEES AND FOR PROPOSALS 2 AND 3.

                                              DATED:                     , 1996
                                                    ---------------------


                                              ----------------------------------
                                                         (SIGNATURE)

                                              ----------------------------------
                                                         (SIGNATURE)

                                                  Please sign exactly as the
                                              name(s) appear(s) below. When
                                              shares are held by more than one
                                              owner, all should sign. When
                                              signing as an attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such. If a corporation, please
                                              sign in full corporate name by
                                              President or authorized officer.
                                              If a partnership, please sign in
                                              partnership name by authorized
                                              person.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
                DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.